Destination XL Group, Inc. Reports First Quarter Financial Results

Initiates Corporate Restructuring Plan

Announces New Credit Facility with Improved Terms

Updates Fiscal 2018 Guidance

CANTON, Mass., May 30, 2018 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the first quarter of fiscal 2018.

Highlights

•	Total sales for the first quarter of $113.3 million, up $5.7 million or 5.3% from $107.6 million in the prior-year first quarter.
•	Total comparable sales increased 2.2% for the quarter.
•	Net loss for the quarter was $(3.1) million as compared to prior-year quarter’s net loss of $(6.1) million.
•	On a non-GAAP basis, EBITDA for the quarter was $5.1 million compared to $2.5 million in the prior-year quarter.

Management Comments

“We are pleased to report that the positive sales momentum we experienced at the end of fiscal 2017 has continued into fiscal 2018.  Our first quarter comparable sales increased 2.2% and we are seeing increases in both transactions and dollars-per-transaction,” said David Levin, President and Chief Executive Officer.

Levin continued, “On May 16th, we took an important step towards achieving acceptable EBITDA margins by reorganizing and rightsizing our corporate workforce.  Together with previously targeted expense reductions, we expect this corporate restructuring to deliver annualized savings of approximately $10 million.  In addition, our leadership team is now better aligned to deliver a seamless experience for our customers across all of our distribution channels.”

“We are also announcing today that the Company has entered into a new $140 million 5-year, senior secured credit facility with Bank of America, N.A.  The new facility not only enhances our access to capital on improved terms, but it also demonstrates the confidence that our bank group has in our vision. We expect to reduce our interest expense by approximately $700,000 on an annualized basis due to the improvement in terms,” Levin concluded.

First Quarter Results

Sales

Total sales for the first quarter of fiscal 2018 increased 5.3% to $113.3 million from $107.6 million in the first quarter of fiscal 2017.  The increase of $5.7 million in total sales was primarily due to a comparable sales increase of 2.2% and an increase in non-comparable sales of $3.2 million.

Gross Margin

For the first quarter of fiscal 2018, our gross margin rate, inclusive of occupancy costs, was 44.7% as compared to a gross margin rate of 45.2% for the first quarter of fiscal 2017. The decrease of 50 basis points was due to a decrease in merchandise margins of 120 basis points partially offset by a 70 basis point improvement in occupancy costs as a percent of sales.  The decrease in merchandise margin was related to an increase in promotional markdowns and related shipping costs, primarily in our direct business. Occupancy costs, as a percentage of sales, improved as a result of the leveraging of the sales base.  On a dollar basis, occupancy costs increased $0.2 million.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the first quarter of fiscal 2018 were 40.2% as compared to 42.9% for the first quarter of fiscal 2017. On a dollar basis, SG&A decreased by $0.6 million for the first quarter of fiscal 2018.  The decrease was due to a decrease of $1.6 million in marketing costs during the first quarter as a result of a reduction in the number of weeks in the Spring campaign as compared to fiscal 2017.  This reduction was partially offset by an increase in store payroll and other supporting costs associated with our stores and e-commerce initiatives.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Supporting Costs.  Customer Facing Costs, which include store payroll, marketing, and other store operating costs, represented 22.9% of sales in the first quarter of fiscal 2018 as compared to 24.6% of sales in the first quarter of last year. On an annual basis, management targets marketing expenses at approximately 5% of sales.  Corporate Supporting Costs, which include the distribution center, support, and other corporate overhead costs, represented 17.3% of sales in the first quarter of fiscal 2018 compared to 18.3% of sales in the first quarter of last year.  The Company continues to examine and rationalize its entire SG&A cost structure to improve its EBITDA margins and overall profitability. See discussion below on Subsequent Event - Corporate Restructuring.

Net Loss

For the first quarter of fiscal 2018, we had a net loss of $(3.1) million, or $(0.06) per diluted share, compared with a net loss of $(6.1) million, or $(0.12) per diluted share, for the first quarter of fiscal 2017.

On a non-GAAP basis, assuming a normalized tax rate of 26% for both periods, adjusted net loss per share for the first quarter of fiscal 2018 was $(0.05) per diluted share, as compared to adjusted net loss of $(0.09) per diluted share for the first quarter 2017.

EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, for the first quarter of fiscal 2018 were $5.1 million, compared to $2.5 million for the first quarter of fiscal 2017, driven by sales growth as well as reduced SG&A expenses related to lower marketing costs.

Cash Flow

Cash Flow from operations for the first quarter of fiscal 2018 was $(5.8) million, compared to $(4.6) million for the first quarter of fiscal 2017. Capital expenditures for the first quarter of fiscal 2018 were $3.3 million as compared to $6.9 million for the first quarter of fiscal 2017. Free cash flow, a non-GAAP measure, improved $2.4 million, from $(11.5) million in the first quarter of fiscal 2017 to $(9.1) in the first quarter of fiscal 2018.  For the first quarter of fiscal 2018, the Company expected to generate negative cash flow from operations due to the seasonal timing of working capital.  This includes a seasonal build-up of inventory, prepaid advertising costs for our Spring Campaign, and fluctuations in accounts payable balances.

	For the three months ended
(in millions)	May 5, 2018	April 29, 2017
Cash flow from operating activities (GAAP basis)	$(5.8)	$(4.6)
Capital expenditures, infrastructure projects	(1.9)	(1.1)
Capital expenditures for DXL stores	(1.4)	(5.8)
Free Cash Flow (non-GAAP basis)	$(9.1)	$(11.5)

Non-GAAP Measures

EBITDA, Adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At May 5, 2018, the Company had cash and cash equivalents of $7.0 million. Total debt at May 5, 2018 was $70.3 million and consisted of $58.9 million outstanding under the Company’s credit facility and approximately $11.4 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At May 5, 2018, the Company had $32.7 million of excess availability under its credit facility.

Subsequent to the end of the first quarter of fiscal 2018, on May 24, 2018 the Company amended its credit facility.  The amendment extended the term of the credit facility from October 2019 to May 2023 and reduced interest rates on its $125.0 million revolver facility by 25 basis points.  The amended credit facility also added a new $15.0 million FILO (“first in, last out”) facility.  The proceeds from the FILO facility will be used to repay, in full, the Company’s existing term loan facility.  Interest rates on the FILO facility are 350-450 basis points lower than under the existing term loan facility.

Inventory was $106.2 million at May 5, 2018 as compared to $103.3 million at February 3, 2018 and $121.4 million at April 29, 2017. The decrease of $15.2 million in inventory compared with last year’s first quarter was due to the inventory initiatives over the past 18 months to improve timing of receipts and weeks of supply on hand.

Retail Store Information

For the first quarter of fiscal 2018, the Company opened three new DXL stores, rebranded two Casual Male XL stores to DXL and closed four Casual Male XL stores and two Casual Male XL outlets.  Total retail square footage has remained relatively constant since the end of fiscal 2016:

	Year End 2016		Year End 2017		At May 5, 2018		Year End 2018E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	192	1,542	212	1,665	216	1,687	215	1,678
DXL outlets	13	66	14	72	15	78	15	78
CMXL retail	97	340	78	268	72	248	69	235
CMXL outlets	36	113	33	103	31	95	29	87
Rochester Clothing	5	51	5	51	5	51	5	51
Total	343	2,112	342	2,159	339	2,159	333	2,129

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party websites. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales are defined as sales that originate online, including those initiated online at the store level.  On a trailing 12-month basis, our direct business increased to 21.1% of our total sales at the end of the first quarter of fiscal 2018 as compared to 20.2% at the end of first quarter of fiscal 2017.

Subsequent Event – Corporate Restructuring

Subsequent to the end of the first quarter, on May 16, 2018 the Company committed to a corporate restructuring to accelerate the Company's path to profitability by aligning its expense structure with its revenues.  The Company eliminated approximately 56 positions, which represents 15% of our corporate work force, or 2% of our total work force. As a result, the Company expects to incur aggregate charges in the second quarter of fiscal 2018 of approximately $1.7 million for employee severance and one-time termination benefits, as well as other employee-related costs. Cash expenditures associated with the restructuring are expected to be approximately $1.3 million.

As a result of this restructuring, the Company expects to realize savings of approximately $5.6 million in SG&A expenses in fiscal 2018, of which $2.4 million was previously identified by the Company and factored into fiscal 2018 earnings expectations, resulting in incremental net savings this year of $3.2 million.  The savings primarily related to payroll, travel, benefits and non-essential project expenses, with expected annualized savings of approximately $10.3 million, and the Company expects to have executed approximately three-fourths of actions necessary to realize these savings by July 1, 2018.

Fiscal 2018 Outlook

We are revising our earnings guidance to reflect the $3.2 million expense savings that we expect from the corporate restructuring.  We expect to incur approximately $1.7 million in the second quarter for severance and other restructuring charges, and we expect to incur approximately $4.2 million before the end of fiscal 2018 associated with CEO transition costs.

Our strategy for fiscal 2018 remains focused on customer acquisition, customer retention, and customer re-activation.  Our marketing spend for the year is expected to be approximately $24.0 million, which is less than fiscal 2017 spend of approximately $29.5 million, but greater than fiscal 2016 spend of $18.0 million.  Compared to fiscal 2017, we are projecting that our total sales for the year will be negatively impacted by one less week of sales and a net decrease in store count of nine stores, worth approximately $5.3 million in sales.  Fiscal 2017 included a 53rd week, with sales of $6.9 million and operating income of $1.6 million.

Our revised guidance for fiscal 2018, based on a 52-week year, is as follows:

•	Sales of $462.0 million to $472.0 million, with a total company comparable sales increase of approximately 1.0% to 3.0% (unchanged from previous guidance).
•	Gross margin rate of approximately 44.5% (a decrease from previous guidance of 45.0%).
•

Net loss, on a GAAP basis, of $(13.2) to $(18.2) million, or $(0.27) to $(0.37) per diluted share (an increase in net loss from previous guidance of $(8.3) to $(14.3) million, or $(0.17) to $(0.29) per diluted share).

•	EBITDA adjusted for restructuring charges and CEO transition costs (“Adjusted EBITDA”) of $20.0 to $25.0 million (an increase from previous EBITDA guidance of $18.0 to $24.0 million).*
•

Adjusted net loss of $(0.11) to $(0.18) per diluted share (a decrease in the net loss from previous guidance of $(0.12) to $(0.22) per diluted share).  Because we expect to continue providing a full valuation allowance against our deferred tax assets, we do not expect to recognize any income tax benefit in fiscal 2018. This non-GAAP net loss is before restructuring charges and CEO transition costs and assumes a tax benefit of 26%. *

•

Capital expenditures of approximately $11.4 million, $2.1 million of which will be for new and remodeled stores to the DXL format and $9.3 million for digital and infrastructure projects, partially offset by approximately $1.1 million in tenant allowances. We expect to fund our capital expenditures from our operating cash flow (unchanged from previous guidance).

•

At the end of fiscal 2018, we expect cash flow from operating activities of $20.5 million to $26.5 million (including tenant allowances), resulting in positive free cash flow of approximately $9.1 million to $15.1 million (unchanged from previous guidance after taking into account costs associated with restructuring and CEO transition).

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Conference Call

The Company will hold a conference call to review its financial results today, Wednesday, May 30, 2018 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: 866-680-2311. Please reference conference ID: 3698296. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, net loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (calculated as EBITDA adjusted to exclude restructuring charges and CEO transition costs) are useful to investors in evaluating its performance. With the significant capital investment over the past several years associated with the DXL stores and, therefore, increased levels of depreciation and interest, management uses EBITDA and Adjusted EBITDA as key metrics to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges related to the restructuring charge and costs associated with the CEO transition because it provides comparability of results without these non-cash charges.  Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big and tall men's apparel with store locations throughout the United States, London, England and Toronto, Canada. The retailer operates under the following brands: Destination XL®, DXL Men’s Apparel®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates an e-commerce site at www.destinationxl.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, gross profit margins, store counts, the corporate restructuring and related costs and savings, capital expenditures, sales, EBITDA, Adjusted EBITDA, earnings for fiscal 2018, the Company’s ability to strengthen liquidity in 2018 and the Company’s long-term goal of achieving EBITDA growth.  The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations, including the Restructuring, may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2018, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	May 5, 2018	April 29, 2017
Sales	$113,331	$107,629
Cost of goods sold including occupancy	62,643	58,941
Gross profit	50,688	48,688

Expenses:
Selling, general and administrative	45,590	46,168
Depreciation and amortization	7,324	7,754
Total expenses	52,914	53,922

Operating loss	(2,226)	(5,234)

Interest expense, net	(886)	(802)

Loss before provision (benefit) for income taxes	(3,112)	(6,036)
Provision (benefit) for income taxes	(2)	29

Net loss	$(3,110)	$(6,065)

Net loss per share - basic and diluted	$(0.06)	$(0.12)

Weighted-average number of common shares outstanding:
Basic	48,791	49,735
Diluted	48,791	49,735

DESTINATION XL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
May 5, 2018, February 3, 2018 and April 29, 2017
(In thousands)
Unaudited

	May 5,	February 3,	April 29,
	2018	2018	2017
ASSETS

Cash and cash equivalents	$6,994	$5,362	$7,928
Inventories	106,219	103,332	121,424
Other current assets	14,899	12,973	16,624
Property and equipment, net	106,478	111,032	124,652
Intangible assets	1,720	1,821	2,123
Other assets	5,838	5,885	3,843
Total assets	$242,148	$240,405	$276,594

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$28,699	$33,987	$30,254
Accrued expenses and other liabilities	63,999	65,263	72,526
Long-term debt	11,409	12,061	16,655
Borrowings under credit facility	58,877	47,385	62,095
Deferred gain on sale-leaseback	11,357	11,723	12,822
Stockholders' equity	67,807	69,986	82,242
Total liabilities and stockholders' equity	$242,148	$240,405	$276,594

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

AND ADJUSTED NET LOSS PER DILUTED SHARE

	For the three months ended
	May 5, 2018		April 29, 2017
	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP basis)	$(3,110)	$(0.06)	$(6,065)	$(0.12)
Adjust:
Add back actual income tax provision (benefit)	(2)		29
Add income tax benefit, assuming a normal tax rate of 26%	809		1,569
Adjusted net loss (non-GAAP basis)	$(2,303)	$(0.05)	$(4,467)	$(0.09)

Weighted average number of common shares outstanding on a diluted basis		48,791		49,735

GAAP TO NON-GAAP RECONCILIATION OF EBITDA

	For the three months ended
	May 5, 2018	April 29, 2017
(in millions)
Net loss (GAAP basis)	$(3.1)	$(6.1)
Add back:
Provision (benefit) for income taxes	-	-
Interest expense	0.9	0.8
Depreciation and amortization	7.3	7.8
EBITDA (non-GAAP basis)	$5.1	$2.5

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the three months ended
(in millions)	May 5, 2018	April 29, 2017
Cash flow from operating activities (GAAP basis)	$(5.8)	$(4.6)
Capital expenditures, infrastructure projects	(1.9)	(1.1)
Capital expenditures for DXL stores	(1.4)	(5.8)
Free Cash Flow (non-GAAP basis)	$(9.1)	$(11.5)

2018 FORECAST GAAP TO NON-GAAP RECONCILIATIONS

	Projected
	Fiscal 2018
(in millions, except per share data)		per diluted share
Net loss (GAAP basis)	$(13.2)-$(18.2)
Add back:
Restructuring charge and CEO transition costs	5.9
Provision for income taxes	0.1
Interest expense	3.1
Depreciation and amortization	29.1
Adjusted EBITDA (non-GAAP basis)	$20.0-$25.0

Net loss (GAAP basis)	$(13.2)-$(18.2)	$(0.27)-$(0.37)
Add back restructuring charge and CEO transition costs	5.9	$0.12
Add back tax provision and record benefit assuming 26%	2.0 - 3.2	$0.04-$0.07
Adjusted net loss (non-GAAP basis)	$(5.3) -$(9.1)	$(0.11)-$(0.18)
Weighted average common shares outstanding - diluted	49.1

Cash flow from operating activities (GAAP basis)	$20.5 -$26.5
Capital expenditures, infrastructure projects	(9.3)
Capital expenditures for DXL stores	(2.1)
Free Cash Flow (non-GAAP basis)	$9.1-$15.1